Exhibit 18.1

August 12, 2005

Carriage Services, Inc.

Houston, Texas

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Carriage Services, Inc. (the “Company”) for the three months ended June 30, 2005, and have read the Company’s statements contained in Note 3 to the condensed consolidated financial statements included therein. As stated in Note 3, on June 30, 2005, the Company changed its method of accounting for preneed selling costs incurred for the origination of prearranged funeral and cemetery service and merchandise sales contracts.    Prior to this change, commissions and other costs that were related to the origination of prearranged funeral and cemetery service and merchandise sales were deferred and amortized to coincide with the timing of the performance of the services and delivery of the merchandise covered by the preneed contracts. The purpose of the prior method was to expense the selling costs in the same period that the related revenue is recognized.  The Company incurs current obligations to its sales personnel and others which are paid and use operating cash flow that are not recognized currently in the income statement.  The Company believes it is preferable to expense the current obligation for the commissions and other costs rather than defer these costs.  The Company also believes the new accounting method will improve the comparability of its reported earnings to the other deathcare companies. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2004, nor have we audited the information set forth in the aforementioned Note 3 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP